FOR IMMEDIATE RELEASE         FOR MORE INFORMATION

Jan. 20, 1999                 Al Schweitzer    404-249-2832

                              Tim Klein        404-249-4135





BELLSOUTH RECOGNIZES BRAZILIAN CURRENCY DEVALUATION

Remains Confident of Growth Potential for Brazil and Latin

America



ATLANTA - As a result of the recent currency devaluation in

Brazil, BellSouth Corporation (NYSE:BLS) said today that it

expects to record a foreign exchange impact on earnings for

the first quarter of 1999. The amount is yet to be

determined, but based on the floating rate of the Brazilian

real as of Jan. 19 and BellSouth's share of the US dollar

debt of its Brazilian investments of about $1 billion, it

would be approximately $172 million, or  9 cents per share.



BellSouth said its commitment to Brazil and Latin America

remains solid. "Latin America is THE growth region in the

world for the next decade," said Duane Ackerman, chairman

and chief executive officer of BellSouth. "We have more

than 10 years of operating experience in the region during

which there have been periods of economic fluctuations."



"We have tremendous growth opportunities throughout the

area, as evidenced by the one million cellular customers we

added in Brazil in less than eight months.  We are convinced our Latin American investments will continue to be a growth

engine for us as we enter the new millennium," he added.



The company has said it expects growth in earnings per share of 12 percent to 14 percent in 1999.  In addition, an

anticipated change in accounting for software will add

approximately 7 percent to earnings growth this year.  This

range of EPS growth (19 percent to 21 percent) excludes the

impact of currency devaluations in Brazil.



BellSouth is a $23 billion communications services company.

It provides telecommunications, wireless communications, cable and digital TV, directory advertising and publishing, and

Internet and data services to nearly 33 million customers in

19 countries worldwide.



NOTE: For more information about BellSouth Corporation,

visit the BellSouth Web page at: <http://www.bellsouth.com>.





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Note:  Statements that do not address historical

performance are "forward-looking statements" within

the meaning of the Private Securities Litigation

Reform Act of 1995 and are based on a number of

assumptions, including but not limited to: (1)

continued domestic economic growth and demand for

BellSouth's services; (2) economic, monetary,

regulatory and political stability where BellSouth

conducts its international operations; (3)  the

reasonable accuracy of BellSouth's estimates of the

weakening of currencies in Latin America as compared

to the U.S. dollar; (4) the reasonable accuracy of

BellSouth's expectations of costs and recoveries with

respect to access reform, universal service and

interconnection; (5) the reasonable accuracy of

BellSouth's estimate of regulatory authorization to

provide wireline long distance services and the impact

of competition in its markets; and (6) satisfactory

identification and completion of Year 2000 software

and hardware revisions by BellSouth and entities with

which it does business. Any developments significantly

deviating from these assumptions could cause actual

results to differ materially from those forecast or

implied in the aforementioned forward-looking

statements.